Exhibit 10.16

AMENDMENT NO. 2

TO

STOCK PURCHASE AGREEMENT

AMENDMENT NO. 2 to the STOCK PURCHASE AGREEMENT dated as of the 28th day of June, 2010 (the "Stock Purchase Agreement") by and between KENNAMETAL INC., a Pennsylvania corporation with its principal offices at 1600 Technology Way, Latrobe, Pennsylvania 15650 ("Kennametal") and ABAKAN INC., a Nevada corporation with its principal offices at 2829 Bird Avenue, Miami, Florida 33180 ("Buyer"). This Amendment shall be effective as of January 19, 2011 (the "Amendment Date").

RECITALS:

WHEREAS, Kennametal and Buyer are parties to the Stock Purchase Agreement, as amended by Amendment No. 1 effective as of June 28, 2010; and

WHEREAS, Amendment No. 1 set forth provisions for the payment of the Purchase Price in installments, as well as certain other provisions relating to, among other things, liquidated damages and termination of the Stock Purchase Agreement;

WHEREAS, Buyer has been unable to meet the schedule of installment payments set forth in Amendment No. 1 and has requested an extension of the schedule, and Kennametal is willing to extend the schedule on the terms set forth within; and

THEREFORE, Kennametal and Buyer desire to further amend the Stock Purchase Agreement to modify the Purchase Price provisions and certain additional provisions;

In consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Kennametal and Buyer, intending to be legally bound, hereby agree as follows:

1.1       Amended Language. The parties hereby agree to amend Section 1 (b) of the Stock Purchase Agreement by deleting it in its entirety and replacing it with the following:

"(b)     Purchase Price. As total consideration for the Shares, Buyer shall pay Kennametal the sum of $1,650,000 (the "Purchase Price") in accordance with the terms of this Section 1(b). The Purchase Price shall be paid in installments as follows: the first non-refundable installment in the amount of $500,000 was paid to Kennametal in September 2010 and Kennametal acknowledges its receipt of the same. The remaining $1,150,000 shall be due and payable by no later than January 31, 2011. Payment for the final installment of the Purchase Price or any liquidated damages, as described below, shall be made in immediately available funds by wire transfer to an account designated by Kennametal in writing to Buyer.

(i)       In the event that Buyer is unable to pay the Purchase Price in full by January 31, 2011, Buyer agrees to pay, as liquidated damages to Kennametal and in addition to the balance of the Purchase Price then due and payable, an amount equal to $250,000, which amount is due and payable immediately, and in any event by no later than February 2, 2011. The remaining $1,150,000 shall be due and payable by no later than the close of business on February 15, 2011.

(ii)       Buyer agrees that the Purchase Price, plus any liquidated damages that become due and payable, shall be paid in full no later than February 15, 2011 (the "Termination Date"). If the Purchase Price and all amounts that become due and payable under this Agreement are not paid in full and the Closing has not occurred by the Termination Date, Kennametal may terminate this Agreement. Kennametal will retain any and all amounts paid hereunder as a non-refundable installment or liquidated damages and will otherwise be entitled to pursue any rights or remedies available to it."

1.2       Amended Language. The parties hereby agree to amend Section 1(d) by deleting it in its entirety and replacing it with the following:

"(d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kennametal in Latrobe, Pennsylvania, commencing at 10:00 a.m. local time on the date upon which the Purchase Price is paid in full, but no later than the Termination Date."

1.3       Amended Language. The parties hereby agree to amend Section 1 (f) by deleting it in its entirety and replacing it with the following:

"(f)     Deliveries on Amendment Date and Closing. On the Amendment Date, Buyer will deliver to Kennametal a fully executed copy of Amendment No. 2, and Kennametal will deliver to Buyer a fully executed copy of Amendment No. 2. At or prior to the Closing, Buyer will deliver to Kennametal the balance of the Purchase Price, together with any liquidated damages then due and payable, and Kennametal will deliver to Buyer the stock certificate(s) representing the Shares, duly endorsed in blank or accompanied by valid stock powers to effect the transfer."

1.4             Remainder of Agreement in Full Force and Effect. All other provisions of the Stock Purchase Agreement remain in full force and effect.

1.5             Counterparts. This Amendment No. 2 may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to be duly executed as of the date first written above.

KENNAMETAL INC.

By: /s/ Frank P Simpkins

Name: Frank P. Simpkins

Title:   Vice President and Chief Financial Officer

Date:   January 19, 2011

ABAKAN INC.

By: /s/ Robert Miller

Name: Robert Miller

Title:   Chief Executive Officer

Date:   January 19, 2011

Signature Page to Amendment No. 2